AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TICTOC PLANET, INC.

ARTICLE I

The name of this corporation is Frankly Co. (the “Corporation”).

ARTICLE II

The registered office of this corporation in the state of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, DE 19808. The registered agent in charge thereof is Corporation Service Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

This Corporation is authorized to issue one (1) class of stock, to be designated Common Stock, $0.00001 par value per share. The total number of shares of Common Stock that this Corporation shall have authority to issue is 100.

ARTICLE V

Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, adopt, amend, alter and repeal, from time to time, the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise.

ARTICLE VII

A. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

B. To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this Corporation (and any other persons to which the DGCL permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, whether involving criminal, civil, administrative, investigative or any other matters. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of any director, officer, employee or other agent of the Corporation existing at the time of such amendment, repeal or modification.

C. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall only be prospective and shall not adversely affect the rights under this Article VII in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

ARTICLE VIII

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter provided by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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